As filed with the Securities and Exchange Commission on June 7, 2024.

Registration No. 333-277162

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORANGEKLOUD TECHNOLOGY INC.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1 Yishun Industrial Street 1
#04-27/28&34 Aposh Building Bizhub
Singapore, 768160
+65 6317 2050

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

COGENCY GLOBAL INC.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1-800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Road Central Hong Kong SAR Telephone: +852-3923-1111	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, NY 10036 (212) 421-4100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 is being filed solely for the purpose of filing certain exhibits to this registration statement on Form F-1, or the Registration Statement, and to amend the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 6 does not contain copies of the Public Offering Prospectus and Resale Prospectus included in the Registration Statement, which remains unchanged from the Registration Statement filed on May 8, 2024.

Part II — Information Not Required in the Prospectus

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide that each officer or director of the registrant shall be indemnified out of the assets of the registrant from and against all actions, costs, charges, losses, damages and expenses which they or any of them, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trust unless such actions, costs, charges, losses, damages and expenses arise from dishonesty or fraud which may attach to such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding ordinary shares issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts and commissions or commissions, or any public offering.

On October 4, 2023, the shareholders of Enterprise Software Investment Inc., including Goh Kian Hwa, Lung Lay Hua and Tan Kevin Patrick So, all current principal shareholders of the Company, as well as Goh Jing Rui and Goh Jun Jia, the Selling Shareholders, subscribed for shares in the Company, the consideration of which is the transfer of their total shareholding in Enterprise Software Investment Inc. to the Company

In particular, following the consummation of the Reorganization and as of the date of this prospectus, Goh Kian Hwa and Lung Lay Hua, who prior to the Reorganization held 48.43% and 48.95% respectively, of the shares and voting powers of MSC Consulting, now each holds 7,485,494 Class B Ordinary Shares, representing 37.43% of the total Ordinary Shares, or 48.38% of the voting power of the Company. Tan Kevin Patrick So, who prior to the Reorganization held 0% of MSC Consulting, now holds 600,000 Class A Ordinary Shares representing 3% of the total Ordinary Shares, or 0.39% of the voting power of the Company. See “Principal Shareholders” for additional information.

Following the Reorganization, Goh Jing Rui and Goh Jun Jia each held 980,000 Class A Ordinary Shares in the Company, or 4.9% shareholding of the Company before the Offering. See “Selling Shareholders” in the Resale Prospectus for more information.

We believe that the offers, sales and issuances of the securities described in the preceding paragraph were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder, in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were underwritten compensatory benefit plans or written compensatory contracts.

Item 8. Exhibits.

(a)	Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules

None.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(a)	to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser;

(b)	insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

(c)	for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(d)	for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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Exhibit Index

Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement (with Form of Lock-Up Agreement as Annex I)*
3.1	Amended and Restated Memorandum of Association#
4.1	Specimen Share Certificate*
4.2	Form of Underwriters’ Warrant (included in Annex V of Exhibit 1.1)*
5.1	Opinion of Harneys Westwood & Riegels Singapore LLP regarding the validity of the Class A Ordinary Shares being registered*
10.1	Tenancy Renewal Agreement between K.H. GOH Holdings Pte Ltd. and MSC Consulting (S) Pte Ltd dated December 1, 2022*
10.2	Tenancy Renewal Agreement between K.H. GOH Holdings Pte Ltd. and Orangekloud Pte Ltd dated December 1, 2022*
10.3	Membership Agreement between Incompleteness Theorem Sdn Bhd and MSCI Consulting Sdn Bhd dated March 1, 2023*
10.4	Shareholder’s Agreement relating to MSC Consulting (S) Pte. Ltd. dated August 17, 2018*
10.5	Subscription Agreement between Hudson River Pte. Ltd., Goh Kian Hwa, Lung Lay Hua and MSC Consulting (S) Pte. Ltd. dated August 17, 2018*
10.6	Form of Executive Officer Agreement, by and between Orangekloud Technology Inc. and its Executive Officer*
10.7	Form of Independent Director Agreement, by and between Orangekloud Technology Inc. and its Independent Director*
14.1	Code of Business Conduct and Ethics*
21.1	List of Subsidiaries*
23.1	Consent of Simon & Edward, LLP#
23.2	Consent of Harneys Westwood & Riegels Singapore LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page to the registration statement)#
99.1	Charter of the Audit Committee*
99.2	Charter of the Compensation Committee*
99.3	Charter of the Nominating and Corporate Governance Committee*
107	Calculation of Registration Fee*

# Filed herein

* Previously filed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on June 7, 2024.

Orangekloud Technology Inc.

By:	/s/ Goh Kian Hwa
Name:	Goh Kian Hwa
Title:	Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Goh Kian Hwa	Chief Executive Officer, (Principal executive officer),	June 7, 2024
Goh Kian Hwa	Chairman of Board of Directors and Director

/s/ Shally Ang	Chief Financial Officer	June 7, 2024
Shally Ang	(Principal financial and accounting officer)

/s/ Lung Lay Hua	Director	June 7, 2024
Lung Lay Hua

/s/ Chu Eng Mian	Chief Operating Officer	June 7, 2024
Chu Eng Mian

/s/ Tan Kevin Patrick So	Chief Technology Officer	June 7, 2024
Tan Kevin Patrick So

/s/ Kwong Choong Kuen	Director	June 7, 2024
Kwong Choong Kuen

/s/ Loh Long Hsiang	Director	June 7, 2024
Loh Long Hsiang

/s/ Lai Chiun Shen	Director	June 7, 2024
Lai Chiun Shen

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Authorized U.S. Representative

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Orangekloud Technology Inc., has signed this registration statement in New York, on June 7, 2024.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Collen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.

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